UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2016

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware 000-51595 94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

__________________________________________________________________________________________
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-     2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-    4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Merger Agreement

On February 11, 2016, Web.com Group, Inc. (the “Company”) and Barton Creek Web.com, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, executed an Agreement and Plan of Merger (the “Merger Agreement”) with Yodle, Inc., a Delaware corporation (“Yodle”), and Shareholder Representative Services, LLC, a Colorado limited liability company, solely in its capacity as the Stockholders’ Representative, pursuant to which the Company will acquire 100% of the outstanding shares of Yodle. The Company will pay Yodle stockholders merger consideration of approximately $300 million payable on closing date and $20 million and $22 million payable on the first and second anniversary dates of the closing, respectively, subject to adjustments as described in the Merger Agreement. The consummation of the merger is subject to customary closing conditions, including obtaining U.S. antitrust clearance.

Pursuant to the Merger Agreement, the Company will be indemnified and held harmless, up to $30 million but only after $1.7 million of damages have been demonstrated and for a period of eighteen months from the closing date of the merger, by Yodle stockholders (other than holders of solely Series E and Series F preferred stock), severally and not jointly, on a pro-rata basis, from and against, and whether or not involving a third party claim, relating to or arising from: (a) any breach of inaccuracy of any representation or warranty of Yodle contained in the Merger Agreement; (b) certain taxes as defined in the Merger Agreement; and (c) any payments required to be made to any stockholder of Yodle with respect to such stockholder’s appraisal rights under the General Corporation Law of the State of Delaware, solely to the extent such payments are in excess of the merger consideration that such stockholder would otherwise have received and all reasonable costs and expenses incurred by the Company.

The Merger Agreement may be terminated by the Company or Yodle if, (i) either reasonably determines that the timely satisfaction of any conditions as set forth in the Merger Agreement have become impossible, (ii) the Company and Yodle mutually consent to terminate, or (iii) the closing of the Merger does not occur on or before March 31, 2016.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement filed as an exhibit hereto.

Debt Commitment

In connection with the merger, the Company has entered into an Amendment to Credit Agreement (the “Amendment”), dated as of February 11, 2016, by and among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, pursuant to which certain of such lenders have committed to provide $200.0 million of senior secured term loans, the proceeds of which, together with revolving loans and certain cash on hand of Yodle, would be used to (i) refinance certain outstanding debt of Yodle, (ii) pay the merger consideration, and (iii) pay any fees and expenses in connection with any of the foregoing. The commitment to provide the term loans and revolving loans is subject to certain conditions, including the closing of the merger and other customary closing conditions consistent with the Merger Agreement. The Company will pay customary fees and expenses in connection with obtaining the Amendment and the loans made thereunder, and has agreed to indemnify the lenders if certain losses are incurred by the lenders in connection therewith.

The foregoing summary of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment filed as an exhibit hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated February 11, 2016, by and among: (a) Web.com Group, Inc., a Delaware corporation; (b) Barton Creek Web.com, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent; (c) Yodle, Inc., a Delaware corporation; and (d) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Stockholders’ Representative.

10.1	Amendment to Credit Agreement, dated as of February 11, 2016, by and among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEB.COM GROUP, INC.
(Registrant)

Dated: February 16, 2016

/s/ Matthew P. McClure            Matthew P. McClure, Secretary

Index of Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated February 11, 2016, by and among: (a) Web.com Group, Inc., a Delaware corporation; (b) Barton Creek Web.com, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent; (c) Yodle, Inc., a Delaware corporation; and (d) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Stockholders’ Representative.

10.1	Amendment to Credit Agreement, dated as of February 11, 2016, by and among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.